UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 28, 2011

NEPHROS, INC.

(Exact name of registrant as specified in its charter)

Delaware
 (State or other jurisdiction of incorporation)

13-3971809
(Commission File Number)	(IRS Employer ID Number)

41 Grand Avenue, River Edge, New Jersey                   07661
(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code (201) 343-5202

__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           On March 28, 2011, we entered into an employment agreement, effective April 1, 2011, with our current Chief Financial Officer, Gerald Kochanski. The new employment agreement replaces the agreement under which Mr. Kochanski had been serving in the same capacity and which expired on March 31, 2011.  The prior agreement was filed on May 2, 2008 with the Securities and Exchange Commission as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

The new employment agreement is substantially similar to the prior agreement with the following material changes:

•	Mr. Kochanski’s base annual salary was increased to $200,192, a 3% increase over his salary in effect immediately prior to the effectiveness of the new agreement; and

•
In the event that Mr. Kochanski’s employment is either terminated by us for other than “cause” (as defined in the agreement), then (i) all of his unvested stock options that would have vested during the shorter of (a) the subsequent six months or (b) the remainder of the term, shall immediately become vested.

As with the prior agreement, the new agreement has a term of three years, ending on March 31, 2014.

Also pursuant to the agreement, we agreed to pay up to $10,000 of Mr. Kochanski’s moving costs in the event he is required to relocate at a future date as part of his employment.  Mr. Kochanski may be awarded a performance bonus of up to 20% of his base salary, based in part on the attainment of personal objectives determined by the Compensation Committee and Mr. Kochanski, and based in part on the Company achieving corporate targets established by the Compensation Committee.

Mr. Kochanski’s agreement provides that upon termination by us for cause (as such term is defined in the agreement) or by Mr. Kochanski for any reason other than his exercise of the change of control termination option (as defined in the agreement), then we shall pay him only his accrued but unpaid base salary and bonuses for services rendered through the date of termination, his unvested options shall immediately be cancelled and forfeited and his vested options shall remain exercisable for 90 days after such termination.  If Mr. Kochanski’s employment is terminated by his death or by his voluntary resignation or retirement other than upon his exercise of the change of control termination option, then we shall pay him his accrued but unpaid base salary for services rendered through the date of termination and any bonuses due and payable through such date of termination and those that become due and payable within 90 days after such date, his unvested options shall immediately be cancelled and forfeited and his vested options shall remain exercisable for 90 days after such termination. In the event Mr. Kochanski’s employment is terminated by his disability, we shall pay him only his accrued base salary through the date of termination, his vested options shall immediately be cancelled and forfeited and his vested options shall remain exercisable for 90 days after such termination. If we terminate Mr. Kochanski’s employment for any other reason, then, provided he continues to abide by certain confidentiality and non-compete provisions of his agreement and executes a release, he shall be entitled to: (1) any accrued but unpaid base salary for services rendered through the date of termination; and (2) the continued payment of his base salary, in the amount as of the date of termination, for a period of six months subsequent to the termination date or until the end of the remaining term of the agreement if sooner.  In addition, the vesting of his unvested options will accelerate as described above.

Upon any sale of all or substantially all of our business or assets, whether direct or indirect, by purchase, merger, consolidation or otherwise, Mr. Kochanski shall have a period of time in which to discuss, negotiate and confer with any successor entity regarding the terms and conditions of his continued employment. If Mr. Kochanski, acting reasonably, is unable to timely reach an agreement through good faith negotiations with such successor, then he may elect to terminate his employment with us and receive (1) any accrued but unpaid base salary for services rendered through the date of termination; and (2) the continued payment of his base salary, in the amount as of the date of termination, for a period of six months subsequent to the termination date or until the end of the remaining term of the agreement if sooner.

The agreement defines “cause” as (1) conviction of any crime (whether or not involving us) constituting a felony in the jurisdiction involved; (2) engaging in any act which, in each case, subjects, or if generally known would subject, us to public ridicule or embarrassment; (3) gross neglect or misconduct in the performance of Mr. Kochanski’s duties under the agreement; or (4) material breach of any provision of the agreement by the employee; provided, however, that with respect to clauses (3) or (4), Mr. Kochanski must have received written notice from us setting forth the alleged act or failure to act constituting “cause”, and Mr. Kochanski shall not have cured such act or refusal to act within 10 business days of his actual receipt of notice.

The agreement defines “disability” as our determination that, because of Mr. Kochanski’s incapacity due to physical or mental illness, he has failed to perform his duties under the agreement on a full time basis for either (1) 120 days within any 365-day period, or (2) 90 consecutive days.

  As in the prior agreement, Mr. Kochanski also agreed to non-compete and non-solicitation covenants during the course of and for a period equal to the time he receives any severance payments following termination of his employment.

  The description of the employment agreement set forth above is not complete and is qualified in its entirety by reference to the agreement, which is attached as Exhibit 10.60 to this report and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.60	Employment Agreement between Nephros, Inc. and Gerald J. Kochanski effective April 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nephros, Inc.

	By:	/s/ Gerald J. Kochanski
Dated: March 31, 2011		Gerald J. Kochanski
Chief Financial Officer